Exhibit 10.1

REDWOOD TRUST, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

PERFORMANCE STOCK UNIT AWARD AGREEMENT dated as of the __ day of ____, 20__ (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and ______, an employee of the Company (the “Participant”).

Pursuant to the Redwood Trust, Inc. 2014 Incentive Award Plan (as it may be amended from time to time, the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that the Participant is to be granted a Performance Stock Unit award for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) on the terms and conditions set forth herein and on Exhibit A hereto (the “Award”), and the Company hereby grants such Award.  This Award is being made in connection with a deferral of compensation by the Participant pursuant to the Redwood Trust, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and the executed Deferral Election attached hereto as Exhibit B (the “Deferral Election”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan or the Deferred Compensation Plan, as applicable.

1.             Number of Performance Stock Units Awarded.   This Award Agreement sets forth the terms and conditions of a Performance Stock Unit Award with a target award of ______ shares of Common Stock, as the same may be adjusted to reflect cash dividends declared on the Common Stock pursuant to Section 2 (the “Target Shares”). The number of units representing shares of Common Stock that shall be credited to the Participant’s Deferral Account pursuant to this Award (the “Award Shares”) shall be determined based upon the Company’s achievement of the Performance Goals set forth in Exhibit A hereto (the “Performance Goals”) and may range from [zero] percent ([0]%) to [two hundred] percent ([200]%) of the Target Shares.

2.             Effect of Dividends on Target Shares.   On the last day of the Performance Period (as defined in Exhibit A) (or, in the event the Performance Period ends due to a Change in Control, on the applicable vesting date), the number of Target Shares set forth in Section 1 shall automatically be increased to reflect all cash dividends, if any, which have been declared and/or paid to all or substantially all holders of the outstanding shares of Common Stock during the Performance Period (or, in the event the Performance Period ends due to a Change in Control, during the period beginning on the date of this Award Agreement and ending on the applicable vesting date) (such period, the “Dividend Vesting Period”).  On such date, the Target Shares shall be automatically increased by an aggregate number of shares determined by multiplying (x) the number of Target Shares set forth in Section 1 by (y) the Dividend Reinvestment Factor (as defined below).

“Dividend Reinvestment Factor” shall mean the number of shares of Common Stock that would have been acquired from the reinvestment of cash dividends, if any, which have been declared and/or paid to all or substantially all holders of the outstanding shares of Common Stock during the Dividend Vesting Period, with respect to one share of Common Stock outstanding on the first day of the Dividend Vesting Period.   Such number of shares shall be determined cumulatively, for each cash dividend declared and/or paid during the Dividend Vesting Period (beginning with the first cash dividend declared and/or paid during the Dividend Vesting Period and continuing chronologically with each subsequent cash dividend declared and/or paid during the Dividend Vesting Period (and in each case other than the first such cash dividend, taking into account any increase in shares resulting from the application of this formula to the chronologically immediately preceding cash dividend)), by multiplying (i) the applicable number of shares of Common Stock immediately prior to the record date of such cash dividend (which in the case of the first cash dividend paid during the Dividend Vesting Period shall be one) by (ii) the per share amount of such cash dividend and dividing the product by the Fair Market Value per share of Common Stock on the payment date of such dividend (or if such payment date is subsequent to the end of the Dividend Vesting Period, the Fair Market Value per share of Common Stock on the last day of the Dividend Vesting Period).

Any amounts that may become payable in respect of this Section 2 shall be treated separately from the Award Shares and the rights arising in connection therewith for purposes of Section 409A of the Code.

Any calculations made pursuant to this Section 2 shall contemplate any necessary adjustments to the number of Target Shares in accordance with Section 14.2 of the Plan in the event of a Change in Control.

3.             Vesting and Payment of Award.   Except as otherwise may be provided in Exhibit A under subclause (i) of “Vesting (Change in Control)”, the Award Shares shall vest and be credited as of the last day of the Performance Period, if at all, provided that the Committee determines, in its sole discretion, whether and to what extent the Performance Goals set forth in Exhibit A have been attained.  The crediting of the Award Shares is contingent on the attainment of the Performance Goals as set forth on Exhibit A.  In connection with such determination by the Committee and subject to the provisions of the Plan and this Award Agreement (including Exhibit A), the Participant shall be entitled to crediting of that portion of the Performance Stock Units as corresponds to the Performance Goals attained (as determined by the Committee in its sole discretion) as set forth on Exhibit A.

No Award Shares shall be credited to the Participant’s Deferral Account unless the Committee determines, in its sole discretion, whether and to what extent the Performance Goals set forth in Exhibit A have been attained and the number of Award Shares earned pursuant to the Award have been determined and have vested in accordance with the provisions of Exhibit A.  Any shares of Common Stock in respect of Award Shares vested and credited to the Participant’s Deferral Account shall be delivered to the Participant at the time or times provided in the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A of the Code and the terms of the Deferred Compensation Plan).  [In connection with the delivery of Award Shares to the Participant, the Participant and the Company agree that delivery of such Award Shares shall be net of a number of such shares which shall be forfeited by the Participant in order to satisfy the applicable tax withholding obligation relating to such delivery to the Participant.]

4.	Forfeiture of Performance Stock Units.

(a)         Upon (i) the Participant’s Retirement (as defined below) or (ii) the Participant’s Termination of Service as an Employee by the Company without Cause (as defined below), in either case, prior to the expiration of the Performance Period, the Target Shares shall be reduced on a pro-rata basis to reflect the number of days of employment completed during the period beginning on the date of this Agreement and ending on [December 12, 2020], and the Award shall continue to be eligible to vest and become payable based on such prorated number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A.

(b)         Upon the Participant’s Termination of Service as an Employee due to death or Disability (or, if the Participant is party to an employment agreement with the Company, in accordance with such employment agreement in the case of a Termination of Service for “Good Reason”, as defined in such employment agreement) prior to the expiration of the Performance Period, the Target Shares shall not be reduced, and the Award shall continue to be eligible to vest and become payable based on the number of Target Shares and the Performance Goals in accordance with the provisions of Exhibit A.

(c)         Upon the Participant’s Termination of Service as an Employee for any reason other than death, Disability, Retirement, or without Cause (or, if the Participant is party to an employment agreement with the Company, for Good Reason), prior to expiration of the Performance Period, all Award Shares shall become ineligible for crediting to the Participant’s Deferral Account and shall be forfeited.

(d)         Any Award Shares which have vested and been credited to the Participant’s Deferral Account prior to (or in connection with) the Participant’s Termination of Service as an Employee shall not be forfeited in the event of such Termination of Service as an Employee but rather delivery of such shares shall continue to be governed by the terms of the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A of the Code and the terms of the Deferred Compensation Plan).

For purposes of this Award Agreement, “Cause” shall mean (i) the Participant’s material failure to substantially perform the reasonable and lawful duties of his or her position for the Company, which failure shall continue for thirty (30) days after notice thereof by the Company to the Participant; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Participant in respect of the performance of his or her duties hereunder, his or her fiduciary obligations or otherwise relating to the business of the Company; (iii) the habitual or repeated neglect of his or her duties by the Participant; (iv) the Participant’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, clients, or others having business relations with the Company; (vi) any act of moral turpitude by the Participant injurious to the interest, property, operations, business or reputation of the Company; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Company business.

For purposes of this Award Agreement, “Retirement” shall mean a Termination of Service as an Employee due to retirement (as determined by the Committee in its sole discretion) if such Termination of Service as an Employee (i) occurs on or after the completion by the Participant of 10 years of employment with the Company (which employment need not be continuous), and (ii) the sum of the Participant’s age and years of employment as an Employee equals or exceeds 70 (in each case measured in years, rounded down to the nearest whole number).

5.             Adjustments.   This Award and the Performance Goals shall be subject to adjustment as set forth in this Award Agreement and the Plan.

6.             At-Will Employment.   This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue in the employ or service of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company.  It is understood and agreed to by the Participant that the Award and participation in the Plan or the Deferred Compensation Plan does not alter the at-will nature of the Participant’s relationship with the Company (subject to the terms of any separate employment agreement the Participant may have with the Company).  The at-will nature of the Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the President of the Company.

7.             Notices.   Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company:  Attention:  General Counsel, at the Company’s address or such other address as the Company may designate in writing to the Participant.

8.             Failure to Enforce Not a Waiver.   The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.             Existing Agreements.   This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company. [Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company that includes provisions relating to the treatment of equity awards upon termination of the Participant’s employment with the Company, then (i) the terms of this Award Agreement shall supersede the terms of such employment agreement solely with respect to the treatment of the Performance Stock Unit award granted hereby upon termination of the Participant’s employment with the Company due to Retirement as defined herein; and (ii) except as set forth on Exhibit A under “Vesting (Change in Control)”, the terms of such employment agreement shall supersede the terms of this Award Agreement solely with respect to the treatment of the Performance Stock Unit award granted hereby upon termination of the Participant’s employment with the Company for any other reason.]

10.          Incorporation of Plan.   The Plan and the Deferred Compensation Plan are incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan and the Deferred Compensation Plan as in effect from time to time.  Notwithstanding the foregoing, this Award Agreement is intended to comply with Section 409A of the Code and this Award Agreement, the Plan and Deferred Compensation Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Award Agreement, the Plan or the Deferred Compensation Plan that would cause the Award to fail to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect.

11.          Amendments.    This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.  Notwithstanding the foregoing, the Deferral Election shall be irrevocable and the dates specified for distribution of vested Award Shares may not be modified after the date hereof except as otherwise permitted under Section 409A of the Code.

12.          Withholding. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Award prior to the applicable vesting date, the Administrator shall accelerate the payment of a portion of the Award sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.

13.          Section 409A. Notwithstanding anything to the contrary in this Award Agreement, no amounts shall be paid to the Participant under this Award Agreement during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Award Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:
Andrew P. Stone
General Counsel & Corporate Secretary
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[Insert Participant Name]
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

Exhibit A

Performance Goals

Performance Period: The performance period begins on [December 13, 2017] and ends on the earlier of (i) [December 12, 2020] or (ii) the date of consummation of a Change in Control (the “Performance Period”).

Performance Goals: The number of Award Shares which will be eligible for vesting and crediting to the Participant’s Deferral Account, if any, shall be determined based upon the Company’s cumulative total shareholder return (“TSR”, as defined below) for the Performance Period in accordance with the following schedule:

Total Shareholder Return Goal (“TSR Goal”)	% of Target Shares Creditable
Less than [0]%	[0]	%
[25]%	[100]	%
[125]% or greater	[200]	%

If the actual performance results fall between [0]% and [25]% TSR, or between [25]% and 125]% TSR, the actual number of Award Shares shall be determined based on a straight-line, mathematical interpolation between the applicable percentages. In no event shall the number of Award Shares exceed [200]% of the number of Target Shares.  In the event the TSR is equal to or less than [0]% at the end of the Performance Period, all Award Shares shall become ineligible for crediting to the Participant’s Deferral Account and shall be forfeited.

Notwithstanding the foregoing paragraph, in the event that a Change in Control occurs and the Participant either remains in continuous employment until immediately prior to a Change in Control or experiences a Termination of Service as an Employee prior to a Change in Control and the Award Shares are not subject to forfeiture in connection with such termination under Section 4(c) of this Award Agreement (including without limitation in connection with a Termination of Service by the Participation for Good Reason in accordance with the Participant’s employment agreement), then the Performance Period will end upon such Change in Control, and the number of Award Shares will be determined by reference to the TSR Goal, pro-rated on an annualized basis to reflect the shortened Performance Period.

For example, if a Change in Control occurs one year after the commencement date of a Performance Period, then the TSR Goal to earn [100]% of the Target Shares would equal [7.72]% and the TSR Goal to earn [200]% of the Target Shares for such tranche would equal [31.04]%.

Vesting (Change in Control): If the Performance Period ends due to the occurrence of a Change in Control and:

(i)	the Participant remains in continuous employment until the date of such Change in Control, then any Award Shares that become eligible for vesting due to the Change in Control shall remain outstanding and eligible to vest and be credited to the Participant’s Deferral Account on [December 12, 2020], subject to continued employment through such date. However, if the Participant experiences a Qualifying Termination (as defined below) upon or following such Change in Control but prior to or on [December 12, 2020], then any Award Shares shall vest and be credited to the Participant’s Deferral Account as of such termination; or

(ii)	the Participant experienced a Termination of Service as an Employee, prior to the date of the Change in Control, due to death, Disability, Retirement, without Cause, or, if the Participant is party to an employment agreement with the Company, for Good Reason, in any case, then any Award Shares that become eligible for vesting due to the Change in Control shall vest immediately prior to such Change in Control and shall be credited to the Participant’s Deferral Account on the date of such Change in Control.

Notwithstanding the foregoing, in the event that a successor corporation in a Change in Control refuses to assume or substitute for the Award, then any Award Shares that become eligible for vesting due to the Change in Control shall vest immediately prior to such Change in Control and shall be credited to the Participant’s Deferral Account on the date of such Change in Control.

Definitions:

“TSR” shall mean, for the Performance Period, the Company’s cumulative total shareholder return (rounded to the nearest hundredth), expressed as a percentage determined as the quotient obtained by dividing:

(A) the sum of:

(x) the Per Share Price as of the Valuation Date, plus

(y) the Per Share Price as of the Valuation Date multiplied by the Dividend Reinvestment Factor,

by,

(B) $______ [The average of the closing prices of the Company’s Common Stock during the sixty (60) consecutive trading days ending on the day prior to the grant date]

Notwithstanding the foregoing, the Committee shall make appropriate adjustments in calculating TSR to reflect any dividends which may be declared during the sixty (60) consecutive trading days prior to the end of the Performance Period, as determined by the Committee in its sole discretion.

“Per Share Price” shall mean the average of the closing prices of the Company’s Common Stock during the sixty (60) consecutive trading days ending on the day prior to the Valuation Date, adjusted to reflect the reinvestment of any cash dividends paid to all or substantially all holders of the outstanding shares of Common Stock during the calculation period; provided, however, that for purposes of calculating the Per Share Price in the event of a Change in Control, the Per Share Price shall be the price per share of Common Stock paid in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator (including in connection with valuing any shares that are not publicly traded), Per Share Price shall mean the value of the consideration paid per share of Common Stock based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs.

“Valuation Date” means [December 12, 2020]; provided, however, that in the event of a Change in Control that occurs prior to [December 12, 2020], the Valuation Date shall mean the date of the Change in Control.

“Qualifying Termination” means a Participant’s Termination of Service as an Employee (i) due to the Participant’s death, Disability or Retirement or (ii) upon or within 24 months following a Change in Control, either by the Company without Cause or, if the Participant is party to an employment agreement with the Company, by the Participant for Good Reason.

Exhibit B

Deferral Election

[Attached]